Ernst & Young LLP
111 Monument Circle, Suite 2600
Indianapolis, IN 46204

July 27, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 27, 2009, of Coachmen Industries, Inc. and are in agreement with the statements contained in the penultimate and last paragraphs and reference to Ernst & Young LLP in the second paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP